BROADPOINT ANNOUNCES FOURTH QUARTER 2008 RESULTS

REPORTS FOURTH QUARTER PROFIT

NET REVENUES INCREASE BY 378% TO $50.6 MILLION FROM THE PRIOR YEAR QUARTER

NEW YORK, N.Y., February 24, 2009 – Broadpoint Securities Group, Inc. (NASDAQ: BPSG) reported today financial results for the fourth quarter and for the full year ended December 31, 2008, with net revenues for the fourth quarter increasing by 378% compared to the fourth quarter of 2007 and full-year net revenues increasing by 235% compared to the full-year 2007.

Broadpoint will hold a conference call this morning, February 24, 2009 at 10:00 A.M. (EST) (see Conference Call Information below) to discuss these results.

Highlights of the fourth quarter include:

•	$1.8 million profit for the fourth quarter is net of non-cash expense of $1.9 million for stock-based compensation, compared to an $8.3 million loss in the fourth quarter of 2007.

•
378% increase in net revenues to $50.6 million compared to the fourth quarter of 2007.  Revenue growth in the fourth quarter of 2008 was primarily driven by the Debt Capital Markets and Broadpoint Descap divisions.

•	Annualized revenue per employee for the fourth quarter was approximately $842,000.

•
On October 2, 2008, Broadpoint completed the acquisition of American Technology Research, which specializes in institutional equity research, sales and trading in the information technology, cleantech and aerospace and defense areas.

•
Total long term funding sources, consisting of stockholders’ equity, mandatory redeemable preferred stock and subordinated debt, increased to $124.1 million at December 31, 2008 from $85.2 million at year-end 2007.

 “Our operating results in the fourth quarter are the culmination of the year’s rebuilding effort and demonstrate the viability of our economic model,” Lee Fensterstock, Chairman and CEO said. “The dislocations caused by recent market conditions have allowed Broadpoint to demonstrate the value we can provide to our clients.  We are pleased with this solid foundation we have established, and we are confident that we can continue to build and create a premier next generation investment bank grounded in providing true value added services to our clients.”

“The current industry turmoil is providing us with an unprecedented opportunity to hire industry veterans who share our focus on service and whose clients can benefit from our full suite of products. In the fourth quarter of 2007 our headcount totaled 167 employees, 86 client facing professionals and 81 in support.  Over the past 15 months more than two hundred professionals have joined Broadpoint. Today, we have 248 employees, 183 client facing professionals and 65 in support,” said Peter McNierney, President and COO.

Highlights by business segment for the fourth quarter ended December 31, 2008 and December 31, 2007:
(In thousands of dollars)

	Three Months Ended
Net Revenues by Business Segment (including net interest income)	December 31, 2008	December 31, 2007
Broadpoint Descap Debt Capital Markets Equity Capital Markets Investment Banking Other	$15,893 26,237 6,230 2,419 (220)	$5,573 - 2,332 1,194 1,479
Net revenues (including net interest income)	$50,559	$10,578
Net profit (loss)*	$1,814	$(8,348)
*Includes stock-based compensation	$1,929	$835

Overview of Financial Results for the Quarters Ended December 31, 2008 and 2007
 (In thousands of dollars except for per share amounts)
(Unaudited Condensed Consolidated Statements of Operations)

	Three Months Ended December 31,		% Change from December 31,
	2008	2007	2007
Revenues:
Commissions	$4,546	$671	577%
Principal transactions	37,797	5,995	530%
Investment banking	2,720	1,674	62%
Investment (losses) gains	(705)	885	N/M
Interest income	8,160	3,328	145%
Fees and other	2,254	609	270%
Total revenues	54,772	13,162	316%
Interest expense	4,213	2,584	63%
Net revenues	50,559	10,578	378%
Expenses (excluding interest):
Compensation and benefits*	40,125	10,763	273%
Clearing, settlement and brokerage	918	467	97%
Communications and data processing	1,966	1,820	8%
Occupancy and depreciation	1,395	1,642	(15%)
Selling	1,041	1,199	(13%)
Restructuring	-	2,698	N/M
Other	3,270	1,557	110%
Total expenses (excluding interest)	48,715	20,146	142%
Profit (loss) before income taxes	1,844	(9,568)	N/M
Income tax expense (benefit)	19	(1,234)	N/M
Profit (loss) from continuing operations	1,825	(8,334)	N/M
Loss from discontinued operations, net of taxes	(11)	(14)	(21%)
Net profit (loss)	$1,814	$(8,348)	N/M
Per share data:
Basic Earnings:
Continuing operations	$0.02	$(0.14)
Discontinued operations	-	-
Net profit (loss)	0.02	(0.14)
Diluted earnings:
Continuing operations	$0.02	$(0.14)
Discontinued operations	-	-
Net profit (loss)	$0.02	$(0.14)
Weighted average common and common equivalent shares outstanding:
Basic	74,034	58,613
Diluted	81,509	58,613
*Compensation and benefits detail:
Salary, bonus and benefits	$34,340	$9,928
Earnout associated with BNY transaction	3,856	-
Employee stock-based compensation	1,929	835
Total	$40,125	$10,763

Discussion of operating results for the fourth quarter of 2008 compared to the fourth quarter of 2007

Net revenues for the fourth quarter of 2008 were $50.6 million, an increase of $40.0 million or 378 percent from the $10.6 million in the fourth quarter of 2007.  Pre-tax profit from continuing operations in the fourth quarter was $1.8 million compared to a loss of $9.6 million in the prior year quarter.

Commissions and principal transactions revenues in the fourth quarter of 2008 increased $35.7 million or 535 percent to $42.3 million compared to the fourth quarter of 2007 due to increased revenues in the Broadpoint Descap division of $6.6 million, increased revenues in the Equities division of $2.6 million and $25.7 million generated by the Debt Capital Markets division, which commenced operations in March 2008.  Investment Banking revenues increased $1.0 million over the prior year period to $2.7 million due to an increase in advisory fees in the Investment Banking division and $0.2 million in placement fees generated by the Debt Capital Markets division.  The investment loss for the fourth quarter was $0.7 million compared to an investment gain of $0.9 million in the fourth quarter of 2007 due to write-downs in investments in Broadpoint’s venture capital subsidiary.  Net interest income increased by $3.2 million to $3.9 million in the fourth quarter of 2008 compared to the prior year quarter primarily due to increased inventory levels at Broadpoint Descap and lower financing costs.  Fees and other revenues of $2.3 million increased by $1.6 million primarily due to an increase in payments received related to equity research agreements.

Non-interest expenses for the fourth quarter of 2008 of $48.7 million increased $28.6 million, or 142 percent, compared to $20.1 million in the fourth quarter of 2007.  Compensation and benefits expense of $40.1 million in the fourth quarter of 2008 increased by $29.4 million, or 273 percent, due to an increase in net revenues of 378 percent.  Clearing, settlement and brokerage costs were $0.9 million, a 97% increase compared to the prior year quarter due to volume in the Debt Capital Markets division and increased volume in the Broadpoint Descap division.  Communications and data processing expense of $2.0 million increased by $0.1 million due to the addition of the Debt Capital Markets division and an increase in activity and headcount in both the Broadpoint Descap and Investment Banking divisions, which offset cost saving initiatives implemented during the year.  The Company’s restructuring was completed at the end of the third quarter of 2008 and no restructuring charges were incurred in the fourth quarter of 2008 compared to the $2.7 million in restructuring charges incurred in the fourth quarter of 2007.  Other expenses of $3.3 million in the fourth quarter of 2008 were $1.7 million higher than the prior year quarter primarily due to legal expenses.

Overview of Financial Results for the Years Ended December 31, 2008 and December 31, 2007
 (In thousands of dollars except for per share amounts)
(Unaudited Condensed Consolidated Statements of Operations)

	Year Ended December 31,		% Change from December 31,
	2008	2007	2007
Revenues:
Commissions	$6,529	$4,666	40%
Principal transactions	97,032	21,229	357%
Investment banking	16,696	8,127	105%
Investment (losses) gains	(1,115)	2,594	N/M
Interest income	21,946	8,639	154%
Fees and other	3,925	1,856	111%
Total revenues	145,013	47,111	208%
Interest expense	10,712	7,027	52%
Net revenues	134,301	40,084	235%
Expenses (excluding interest):
Compensation and benefits*	111,678	41,286	170%
Clearing, settlement and brokerage	2,794	3,127	(11%)
Communications and data processing	9,245	7,827	18%
Occupancy and depreciation	6,259	6,559	(5%)
Selling	4,152	4,157	(0%)
Restructuring	4,315	2,698	60%
Other	10,664	6,055	76%
Total expenses (excluding interest)	149,107	71,709	108%
(Loss) before income taxes	(14,806)	(31,625)	(53%)
Income tax expense (benefit)	2,424	(4,703)	N/M
(Loss) from continuing operations	(17,230)	(26,922)	(36%)
(Loss) income from discontinued operations, net of taxes	(132)	7,460	N/M
Net (loss) profit	$(17,362)	$(19,462)	(11%)
Per share data: Basic Earnings:
Continuing operations	$(0.25)	$(0.98)
Discontinued operations	-	0.27
Net (loss) profit	(0.25)	(0.71)
Diluted earnings:
Continuing operations	$(0.25)	$(0.98)
Discontinued operations	-	0.27
Net (loss) profit	$(0.25)	$(0.71)
Weighted average common and common equivalent shares outstanding:
Basic	69,296	27,555
Diluted	69,296	27,555
*Compensation and benefits detail:
Salary, bonus and benefits	$95,906	$36,308
Earnout associated with BNY transaction	7,380	-
Employee stock-based compensation	8,392	4,978
Total	$111,678	$41,286

Discussion of operating results for the year ended December 31, 2008 compared to the year ended December 31, 2007

For the year ended December 31, 2008, net revenues from continuing operations were $134.3 million, compared to $40.1 million for the year ended December 31, 2007.  The 235 percent increase in net revenues was primarily driven by increased commissions and principal transactions revenue in Broadpoint’s Descap division and the addition of the Debt Capital Markets division, which commenced operations in March 2008.  Investment banking revenue and net interest income also improved in 2008 compared to the prior year.  The Company reported a pre-tax loss from continuing operations of $14.8 million for the year ended December 31, 2008 compared to the Company’s pre-tax loss from continuing operations of $31.6 million for the year ended December 31, 2007.

Commissions and principal transactions revenues for 2008 increased $77.7 million to $103.6 million from $25.9 million in 2007 due to an increase in revenue at Broadpoint Descap of $25.9 million and $54.3 million generated by the Debt Capital Markets division, partially offset by a decrease in Equities revenues of $3.3 million.  Investment Banking revenues increased 105 percent or $8.6 million to $16.7 million in 2008.  The Investment Banking division generated $12.9 million in revenues of which $10.2 million were generated by the Restructuring and Recapitalization group, which commenced operations in February 2008.  In addition, the Debt Capital Markets division generated $3.3 million in placement fees and the Equities division generated $0.4 million in investment banking fees for the year.  Investment losses, primarily associated with the Company’s venture capital subsidiary, were $1.1 million compared to investment gains of $2.6 million for 2007.  Net interest increased $9.6 million or 597 percent to $11.2 million due to higher inventory levels at Broadpoint Descap and lower financing costs.  Fees and other revenues of $3.9 million increased by $2.1 million primarily due to an increase in payments received related to equity research agreements.

Non-interest expense increased $77.4 million, or 108 percent, to $149.1 million in the year ended December 31, 2008.  Compensation and benefits expense increased 170 percent, or $70.4 million, to $111.7 million in the year ended December 31, 2008 due to an increase in net revenues of 235 percent.  Clearing, settlement, and brokerage costs were $2.8 million representing a decrease of 11 percent in the year ended December 31, 2008 compared to the prior year.  The year-over-year decrease was primarily due to a decrease in activity in our equity division that was partially offset by volume in the Debt Capital Markets division and increased volume in the Broadpoint Descap division. Communications and data processing costs increased $1.4 million or 18 percent in the year ended December 31, 2008 due to the addition of the Debt Capital Markets division and increased head count at the Broadpoint Descap division, which offset cost saving initiatives implemented during the year.  Other expense increased $4.6 million, or 76 percent, for the year ended December 31, 2008.  The increase was driven primarily by an increase in legal and settlement expenses.

Condensed Consolidated Statements of Financial Condition
(In thousands of dollars except for per share and share amounts)
(Unaudited Consolidated Statements of Financial Condition)

	December 31	December 31
As of	2008	2007
Assets
Cash and cash equivalents	$7,377	$31,747
Cash segregated for regulatory purposes	470	1,650
Receivables from:
Brokers, dealers and clearing agencies	3,465	2,921
Customers	-	3,239
Others	4,722	4,917
Securities owned, at fair value	618,822	185,790
Investments, at fair value	15,398	16,913
Office equipment and leasehold improvements, net	1,691	2,292
Goodwill	23,283	17,364
Intangible assets	8,239	445
Other assets	10,804	2,239
Total Assets	$694,271	$269,517
Liabilities
Payables to:
Brokers, dealers and clearing agencies	$511,827	$148,580
Customers	-	23
Others	2,788	2,937
Securities sold, but not yet purchased, at fair value	15,228	10,499
Accounts payable	2,172	2,918
Accrued compensation	31,939	13,214
Accrued expenses	6,178	6,013
Mandatory redeemable preferred stock, net of discount	24,187	-
Total Liabilities	594,319	184,184
Commitments and Contingencies
Temporary capital	-	104
Subordinated debt	1,662	2,962
Stockholders’ Equity
Preferred stock; $1.00 par value; authorized 1,500,000 shares as of December 31, 2008; issued 1,000,000 (Mandatory Redeemable)
Common stock; $.01 par value; authorized 100,000,000 shares as of December 31, 2008, and December 31, 2007, respectively; issued 81,556,246 and 59,655,940 shares, respectively; and outstanding 79,829,492 and 57,898,259 shares, respectively	815	596
Additional paid-in capital	236,824	203,653
Deferred compensation	954	1,583
Accumulated deficit	(138,062)	(120,700)
Treasury stock, at cost (1,726,754 shares as of December 31, 2008 and 1,757,681 shares as of December 31, 2007)	(2,241)	(2,865)
Total Stockholders’ Equity	98,290	82,267
Total Liabilities and Stockholders’ Equity	$694,271	$269,517

Conference Call Information

The Company will hold a conference call on Tuesday, February 24, 2009 at 10:00 A.M. (EST).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.bpsg.com, as well as being distributed through Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial (888) 680-0878 for domestic calls or (617) 213-4855 for international calls, participant passcode 54352654 or request the Broadpoint earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing (888) 286-8010 for domestic calls or (617) 801-6888 for international calls, participant passcode 85151121.

About Broadpoint

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its Equity Capital Markets subsidiary, Broadpoint AmTech and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.

Forward Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Robert Turner	Ray Young
Chief Financial Officer	Halldin Public Relations
Broadpoint Securities Group, Inc.	916.781.0659
212.273.7109